Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of R.R. Donnelley & Sons Company, a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 19th day of March, 2020.

Date: March 19, 2020

CHATHAM ASSET MANAGEMENT, LLC

By:	/s/ Anthony Melchiorre

Name:	Anthony Melchiorre
Title:	Managing Member

CHATHAM ASSET HIGH YIELD MASTER FUND, LTD.

By:	Chatham Asset Management, LLC,
its Investment Manager

By:	/s/ Anthony Melchiorre

Name:	Anthony Melchiorre
Title:	Managing Member

/s/ Anthony Melchiorre

Anthony Melchiorre